Exhibit 10.26

CBRE Realty Finance

185 Asylum Street

City Place 1, 31st Floor

Hartford, CT 06103

860 275 6200 Tel

860 275 6225 Fax

www.cbrerealtyfinance.com

September 2, 2008

PERSONAL & CONFIDENTIAL

Kenneth J. Witkin

c/o CBRE Realty Finance, Inc.

185 Asylum Street

City Place I, 31st Floor

Hartford, CT 06880

RE: Severance/Retention Arrangement

Dear Ken:

This letter agreement (the “Letter Agreement”), when signed by you in the space indicated below, shall constitute the agreement between you and CBRE Realty Finance, Inc. (the “Company”) regarding your eligibility to participate in a severance and retention arrangement as it pertains to your employment with CBRE Realty Finance Management, LLC (the “Manager”), subject to the terms and conditions set forth below. The terms and conditions of this severance and retention arrangement are detailed below:

1.	Severance Payments

(a) If your employment with the Manager is terminated without Cause (as defined in Paragraph 9(b) below) during the first twenty-four (24) months of your employment with the Manager, and the Manager for any reason fails or refuses to pay you, pursuant to the offer letter agreement dated August 10, 2007 and signed by Bill R. Frazer, Senior Managing Director and signed and dated by you as of August 20, 2007 (the “Employment Agreement”), the severance amount of one year’s salary plus $300,000.00 within fifteen (15) days of said termination, then the Company will pay you an amount equal to $700,000.00 (the “Severance Guarantee”). Notwithstanding the previous sentence, the Company shall have no obligation to pay you the Severance Guarantee if you elect, in your sole discretion, to accept employment with a new employer involved in the Strategic Transaction (as defined in Paragraph 9(d) below) in a position comparable to your position as CEO and President in all respects, including without limitation title, authority, duties, responsibilities, compensation, benefits, and severance, with the Manager, the Company or a successor to the Company. In addition, for the avoidance of doubt, you shall have no obligation to accept any offer of new employment made by the Manager, the Company or a successor to the Company. Further, for the avoidance of doubt, if you are offered a position comparable to your position as CEO and President in all respects, including without limitation title, authority, duties, responsibilities, compensation, benefits, and severance, with the Manager, the Company or a successor to the Company after the occurrence of a Strategic Transaction at a location within 50 miles to the north and/or east, or 5 miles in any other direction, of Hartford, CT and choose not to accept it, then the Company will have no obligation under this Letter Agreement to pay the Severance Guarantee.

(b) If your employment with the Manager is terminated by the Manager without Cause (as defined in Paragraph 9(b) below), then the “Restricted Period,” as defined in the Restricted Stock Award Agreement between you and the Company dated September 4, 2007 with respect to 75,000 shares of common stock of the Company (the “Restricted Stock”) entered into under the Company’s 2005 Equity Incentive Plan (the “Stock Plan”), shall immediately lapse, and the option to purchase 24,000 shares of common stock of the Company which was granted to you under the Option Award Agreement under the Stock Plan between you and the Company dated September 4, 2007 (the “Stock Option”) shall immediately become exercisable.

(c) The amounts described in Paragraph 1(a) (the Severance Guarantee) shall be payable in one lump sum payment on or before the 30th day following termination of your employment.

(d) The Severance Guarantee shall be contingent upon (i) your signing (and not revoking) and complying with a general release of claims (the “Release”) (as described in Paragraph 5 below) and (ii) your complying with any continuing obligations you may have to the Manager following the termination of your employment as set forth in the Employment Agreement and the Continuing Obligations (as defined in Paragraph 9(e) below).

(e) For avoidance of doubt, it is the intention of the parties hereto that the Employment Agreement remain in full force and effect following the execution of this Letter Agreement.

2.	Transition Provisions

(a) If within one year of a Change of Control (as defined in the Stock Plan), your employment is terminated by the Company without Cause, or you terminate your employment for Good Reason, as defined in Paragraph 9(f) below, then all outstanding awards issued to you under the Stock Plan shall immediately vest and/or become exercisable, as applicable.

3.	Bonus

The Company will pay you a special bonus of $350,000 (the “Special Bonus”) upon the earlier of the occurrence of the following events: (i) the consummation of a Strategic Transaction, or (ii) April 30, 2009; provided, however, that such bonus shall not be payable if your employment is earlier terminated for Cause (as defined in Paragraph 9(b) below) or if you voluntarily resign. Such bonus shall be payable within 30 days following the occurrence of the earlier of the consummation of a Strategic Transaction or April 30, 2009. For the avoidance of doubt, you will receive the Special Bonus if your employment has not been terminated for Cause and you have not voluntarily resigned before the earlier of a Strategic Transaction or April 30, 2009.

4.	Effect of Termination for Cause or Voluntary Resignation

Notwithstanding anything else herein to the contrary, you will not receive any Severance Guarantee, Special Bonus or accelerated vesting if your employment is terminated for Cause or if you resign voluntarily. For this purpose, you will be deemed to have terminated employment as of the date on which either you provide notice of your termination of employment, or the Manager, the Company or the successor to the Company has given notice of such a termination of employment, notwithstanding the fact that you may continue to work or may be on leave. The Manager, the Company or the successor to the Company shall have the right to terminate your employment with or without Cause.

5.	General Release

The Company’s obligation to pay the Severance Guarantee pursuant to this Letter Agreement shall be contingent upon, and is the consideration for, you (or, in the event of your death, your estate) executing and delivering to the Company, a Release, in customary form (as attached hereto as Exhibit A), releasing the Company, its affiliates and all current and former directors, officers and employees of the Company, the Manager, its affiliates and all current and former directors, officers and employees of the Manager, and any successor to the Company, its affiliates and all current and former directors, officers and employees of any successor to the Company from any claims relating to your employment with the Company, the Manager or the successor to the Company Manager, other than claims relating to continuing obligations under, or preserved by (i) this Letter Agreement or (ii) any compensation or benefit plan, program or arrangement in which you were participating as of the date of such termination of employment, and no such amounts shall be provided until you execute and deliver to the Company or any successor to the Company a letter which provides that you had not revoked such Release after seven days following the date of the Release. Notwithstanding any language in this agreement or in any release signed by you, you are not releasing any claim you may have under, and you will be indemnified and held harmless by the Company pursuant to, the Indemnification Agreement dated September 4, 2007 between the Company and you (the “Indemnification Agreement”). Furthermore, after your termination of employment, if you are asked to cooperate with the Company in connection with resolving any issues, disputes, formal or informal investigations, court proceedings, regulatory proceedings or other forms of actions that may arise with respect to any action, you agree to provide such assistance to the Company or Manager as may reasonably be requested of you; provided such assistance does not unreasonably interfere with your existing employment or service arrangements. In addition, for each day that your services are required, the Company shall pay you at the daily rate of your most recent compensation (defined as base salary plus annual cash bonus) from the Company. Your obligations hereunder are required only to the extent that they do not unreasonably interfere or conflict with your then current employment or service arrangements. You are hereby advised to seek advice of counsel in connection with this Release, and you acknowledge and agree that you have otherwise had the opportunity to seek advice of counsel in connection with this Letter Agreement.

6.	Taxes

All payments hereunder will be subject to required withholding for all applicable income, Social Security, Medicare and other payroll taxes.

7.	Further Conditions

All payments hereunder are contingent upon your full compliance with all of the terms of this Letter Agreement and Release including the following conditions:

(a) You acknowledge that during your employment with the Manager, the Company or any successor to the Company, you have had access to, and possession of, non-public information belonging to the Manager, the Company or any successor to the Company, as applicable, including, confidential and proprietary information, data, and documents. Unless authorized in writing, you agree not to use or to disclose any such information to any person or entity (except as may be required by law).

(b) From the date hereof through the one-year period commencing with any termination of your employment with the Manager, the Company or any successor to the Company (the “Restriction Period”), you agree that you shall not, without the Company’s (or any successor’s) prior written consent, directly or indirectly (i) solicit or encourage to leave the employment or other service of the Manager, the Company or any successor to the Company, or any affiliate, employee or independent contractor thereof or (ii) hire (on your behalf or any other person or entity) any employee or independent contractor who has left the employment or other service of the Manager or the Company, or any of their affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Manager, the Company or any successor to the Company or their affiliates. During the Restriction Period, you agree that you will not, whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Manager’s, the Company’s or any successor to the Company, or any of their affiliates’ relationship with, or endeavor to entice away from the Manager, the Company or any successor to the Company or any of their affiliates, any person who during your employment with the Manager, the Company or any successor to the Company is or was a customer or client of the Manager , the Company or any successor to the Company or any of their affiliates; provided, however, that this Paragraph 7(b) shall not limit your right to communicate for any purpose with any customer or client (of the Manager, the Company or any successor to the Company or any of their affiliates) with which or with whom you had a significant business relationship prior to September 4, 2007.

(c) During the Restriction Period, the Company and you agree that none of you will knowingly take any actions that are adverse to the interests of the other or any successor to the Company, or make any derogatory statement concerning the other or any successor to the Company or any of their affiliates or employees to any person, including the media, any financial consultant or analyst or any public group. This provision shall not in any way prevent you from making truthful statements that are required by law, or in connection with a legal or judicial proceeding or by governmental regulations, provided that, to the extent legally permissible, you provide the Company with timely, advance notice of any such proceeding or request for information with respect to the Manager, the Company or any successor to the Company.

(d) You agree to keep the terms of this Letter Agreement strictly confidential, except as necessary to obtain legal, financial or tax advice; provided in the event of such disclosure you obtain assurance from such persons to keep the terms of this Letter Agreement strictly confidential and you will be responsible for any breach by any such advisor. This provision does not preclude you from responding to any inquiry about this Letter Agreement and Release or its underlying facts and circumstances by any self regulatory organization or regulatory or governmental agency, provided that, to the extent legally permissible, you provide the Company or any successor to the Company with timely, advance notice of any such inquiry.

(e) If all or any portion of the Severance Guarantee or other payments or benefits due under this Letter Agreement constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then any such payments or benefits that are payable to you upon or with reference to the date of your termination of employment shall be payable only upon or with reference to the date of your “separation from service,” as such term is defined in Section 409A of the Code and the regulations and other guidance issued thereunder (together, “Section 409A”), from the Manager or the Company, as applicable (your “Separation from Service”). Further, if at the date of your Separation from Service you are a “specified employee” as defined in Section 409A, then, to the extent required by Section 409A, such Severance Payment (or portion thereof) and any other such payments or benefits that are payable upon your Severance from Service and constitute deferred compensation subject to Section 409A shall be paid to you no earlier than the first day of the seventh month following the month in which your Severance from Service occurs or, if earlier, the date of your death (the “6-Month Delay”). If the 6-Month Delay becomes applicable such that payments are delayed, any payments that are so delayed shall accrue interest, from the date such payments were otherwise due through the actual payment date, at the U.S. “prime rate” plus two percent (2%) as reported by a U.S. nationally-recognized source on the date of such separation.

(f) For the purposes of this Letter Agreement, notice and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to you, addressed to you at your respective address on file with the Company; if to the Company, addressed to CBRE Realty Finance, Inc., 185 Asylum Street, City Place I, 31st Floor, Hartford, CT 06880, and directed to the attention of its General Counsel; or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(g) This Letter Agreement, and your rights and obligations hereunder, may not be assigned by you; any purported assignment by you in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Manager’s or Company’s assets or business, whether by merger, consolidation or otherwise, the Manager or the Company may assign this Agreement and its rights hereunder to the entity succeeding to the Manager’s or Company’s assets or business in connection with such transaction.

(h) This Letter Agreement and Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by you and the Company or, in the case of a waiver, by the party waiving compliance. No delay on the part of either you or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either you or the Company of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any such other right, power or privilege.

(i) This Agreement shall not limit any right of yours under the Indemnification Agreement or to receive any payments or benefits under an agreement with or an employee benefit or compensation plan of the Manager or the Company, initially adopted prior to, as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a Strategic Transaction (including, but not limited to, the acceleration of any rights or benefits thereunder); provided, that in no event shall you be entitled to any payment under this Letter Agreement which duplicates a payment received or receivable by you under any severance, retention or similar plan or policy of the Manager or the Company, and in any such case you shall only be entitled to receive the greater of the two payments.

(j) The use of captions in this Letter Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

8.	Governing Law; Legal Fees

(a) This Letter Agreement shall be governed by, and construed and interpreted in accordance with New York law.

(b) The Company shall reimburse you for your reasonable legal fees in an amount not to exceed $20,000 in connection with your retention of an attorney to represent you in connection with this Letter Agreement.

9.	Definitions

For purposes of this Letter Agreement, the following terms shall have the meanings indicated below:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) after written notice and a period of at least thirty (30) days to cure (if curable), repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Manager, the Company or either of their subsidiaries or affiliates; (iii) the conviction of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Manager, the Company or either of their subsidiaries or affiliates; (iv) fraud, misappropriation or embezzlement; (v) after written notice and a period of at least thirty (30) days to cure (if curable), a material breach of your employment agreement (if any) with the Manager, the Company, or either of their subsidiaries or affiliates; (vi) after written notice and a period of at least thirty (30) days to cure (if curable), acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to you; (vii) any illegal act materially detrimental to the Manager, the Company, or either of their subsidiaries or affiliates; or (viii) after written notice and a period of at least thirty (30) days to cure, repeated failure to devote substantially all of your business time and efforts to the Manager, the Company, or either of their subsidiaries or affiliates if required by your employment agreement; provided, however, that, if at any particular time you are subject to an effective employment agreement with the Manager or the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Strategic Transaction” shall mean the occurrence of any of the following events: (i) a sale of all or substantially all of the Company, or all or substantially all of the assets of the Company; (ii) a liquidation of the Company; (iii) the admission of a new external manager to the Company; (iv) the sale of 50% or more of the voting securities of the Company; or (v) the internalization of employees of the Manager into the Company.

(e) “Continuing Obligations” shall mean your obligations pursuant to Paragraph 7(a)-(d) of this Letter Agreement.

(f) “Good Reason” shall have the meaning given to it at page 24 of the Company’s Proxy Statement For 2008 Annual Meeting of Stockholders held on June 4, 2008.

CBRE REALTY FINANCE, INC.

By	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	Chief Financial Officer

Date	September 2, 2008

ACKNOWLEDGED AND AGREED:

/s/ Kenneth J. Witkin
Kenneth J. Witkin

EXHIBIT A

RELEASE

THIS RELEASE is made as of the          day of                 , 200[8] by Kenneth J. Witkin (the “Employee”).

WHEREAS, the Employee is a party to a certain letter agreement with CBRE Realty Finance, Inc. (the “Company”) dated May     , 2008 (the “Letter Agreement”) (unless the context requires otherwise, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Letter Agreement).

NOW, THEREFORE, with the intent to be legally bound and in consideration of the agreements herein contained, plus other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee agrees as follows:

1. The Employee, for himself and his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges (i) the Manager, the Company and their subsidiaries and other affiliated companies; (ii) each of their respective past and present officers, directors, agents, and employees; and (iii) all the employee benefit plans of the Manager and the Company and of any of their affiliated companies, any trusts and other funding vehicles established in connection with any such plans, any members of committees established under the terms of any such plans, and any administrators or fiduciaries of any such plans, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which he or his spouse, heirs, executors, administrators, successors, and assigns ever had or may have at any time through the Effective Date (as defined below), other than for payments set forth under the Letter Agreement. The Employee acknowledges and agrees that this Release is intended to cover and does cover, but is not limited to, (i) any claim under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Employee Retirement Income Security Act, or the Americans with Disabilities Act, each as amended; (ii) any claim of employment discrimination whether based on a federal, state, or local statute or court or administrative decision; (iii) any claim for wrongful or abusive discharge, breach of contract, invasion of privacy, intentional infliction of emotional distress, defamation, or other common law contract or tort claims including, but not limited to, such claims arising from any statements the Manager or the Company is or heretofore has been required to make to or file with any regulatory agency with regard to the termination of the Employee’s employment; (iv) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Manager or the Company or the Employee’s separation from the Manager or the Company (other than for payments set forth under the Letter Agreement); and (v) any claim for attorneys’ fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release the Employee is giving up all rights, claims, and causes of action accruing prior to the Effective Date, whether known or unknown or whether or not any damage or injury has yet occurred; provided, however, that this Release shall not release any claim the Employee may have to enforce the Letter Agreement or any benefit plan of the Company or any claim the Employee may have that by law cannot be released.

2. The Employee acknowledges that he was advised in writing to consult with legal counsel before signing this Release; that he has obtained such advice as he deems necessary with respect to this Release; that he has fully read and understood the terms of this Release; and that he is signing this Release knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound. The Employee further acknowledges that he has been given at least 21 days to consider this

Release and that he has elected to sign it on this date after having taken what he considers to be a sufficient period of time to consider his options. The parties agree that any changes made to this Release or the Letter Agreement after the initial delivery hereof will not restart the running of such 21-day period.

3. The Employee understands that he or she is entitled to revoke this Release within seven days following delivery and that the Release will not become effective until the seven-day period has expired (the last day thereof, the “Effective Date”); that revocation may be effected by giving written notice delivered to the General Counsel of the Company, within the seven-day period; and that in the event that the Employee timely exercises his right to revoke this Release, the Release will immediately become null and void and that pursuant to the Letter Agreement the Company may be entitled to a legal remedy against him.

[N.B: Additional provisions and information necessary to perfect release of ADEA claims in the event of a plan of terminations.]

IN WITNESS WHEREOF, the Employee has executed this Release as of the date and year first above written:

Kenneth J. Witkin

STATE OF [NEW YORK]	)
) ss:
COUNTY OF [NEW YORK]	)

On the              day of              in the year 200[8] before me, the undersigned, a Notary Public in and said State, personally appeared Kenneth J. Witkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public